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Exhibit 99.1

          GLOBAL BEVERAGE SOLUTIONS ENTERS INTO AGREEMENT TO REPURCHASE
                      60,500,000 SHARES OF ITS COMMON STOCK

             REPURCHASE WILL REDUCE OUTSTANDING SHARES BY 40 PERCENT

PLANTATION, FL -- Jan. 29, 2008 - Global Beverage Solutions (OTC BB:GBVS.OB) today announced that it has entered into an agreement to repurchase 60,500,000 shares of its common stock from XStream Beverage Network, Inc. (OTC BB:XBVG.OB). The shares were originally issued to XStream Beverage as part of Global Beverage's acquisition of Beverage Network of Maryland, Inc., a "New Age" beverage distribution company, in February 2007.

In connection with the repurchase transaction, Global Beverage issued a convertible note in the principal amount of $700,000 to XStream Beverage in consideration for the repurchase of the shares. The note bears interest at the prime rate plus 2% and matures on October 31, 2008. If Global Beverage defaults under the note, the holder of the note has the option to convert the outstanding principal and any accrued interest, or any part thereof, under the note into shares of Global Beverage's common stock. A default under the note will be deemed to occur if, among other things, Global Beverage fails to make a $500,000 payment under a related note on or before May 1, 2008.

"We are pleased to have entered into this agreement, which will reduce the number of our shares outstanding by more than 40 percent," said Jerry Pearring, President and Chief Executive Officer of Global Beverage. "We believe the repurchase will allow us to optimize our capital structure in an effort to enhance shareholder value."

ABOUT GLOBAL BEVERAGE SOLUTIONS, INC.

Global Beverage Solutions, Inc. is focused on acquiring majority ownership interests in beverage-related companies, with a particular emphasis on companies operating in the imported bottled water and alternative or "New Age" beverage industries. Global Beverage Solutions, Inc. currently operates two wholly owned beverage-related subsidiaries:

-- Aqua Maestro, Inc. - an importer and seller of bottled water via company-owned distribution centers to retailers and consumers in South Florida, direct sales to retailers outside of South Florida, direct sales to consumers generated through its website at HTTP://WWW.AQUAMAESTRO.COM, and sales to third party distributors.

-- Beverage Network of Maryland, Inc. - a New Age distributor based in Jessup, Maryland., which distributes brands such as Welch's and Fiji water to retailers in Washington, D.C., Northern Virginia, and the entire state of Maryland.

For additional information about Global Beverage visit:
HTTP://WWW.GLOBALBEVERAGESOLUTIONS.COM.

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FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Global Beverage. Words such as "believes," "expects," "projects," "should," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Global Beverage's Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission. Global Beverage undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.